As Filed with the Securities and Exchange Commission on September 23, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
BAKERS FOOTWEAR GROUP, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation or organization)	43-0577980 (I.R.S. Employer Identification No.)
2815 Scott Avenue
St. Louis, Missouri 63103
(Address, including zip code, of registrant’s principal executive offices)
Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan
(Full title of the Plan)
Peter A. Edison
Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, Missouri 63103
(314) 621-0699
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all correspondence to:
J. Mark Klamer, Esq.
William L. Cole, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Tel (314) 259-2000, Fax (314) 259-2020
CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit (1)	Offering Price (1)	Fee
Common Stock, par value $0.0001 per share	250,000 shares (2)	$13.94	$3,485,000	$411

(1)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and the low reported sales prices of a share of the Registrant’s Common Stock on September 19, 2005, as reported by The Nasdaq National Market.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, an additional indeterminate number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan are being registered.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to the instructions to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Bakers Footwear Group, Inc. (“Registrant”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated by reference into this Registration Statement:
•	The Registrant’s Annual Report on Form 10-K (File No. 000-50563) which contains audited financial statements for the year ended January 1, 2005.

•	The Registrant’s Quarterly Reports on Form 10-Q (File No. 000-50563) for the quarterly periods ended April 30, 2005 and July 30, 2005.

•	The Registrant’s Current Reports on Form 8-K (File No. 000-50563) filed with the SEC on January 10, 2005, February 18, 2005, February 25, 2005, March 16, 2005, April 6, 2005, April 13, 2005, April 14, 2005, June 13, 2005 and September 16, 2005 (other than the portions of those reports set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC).

•	The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A (File No. 000-50563), dated and filed on January 30, 2004 pursuant to Section 12 of the 1934 Act, including any amendments or reports filed for purposes of updating such descriptions.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for those documents, or portions thereof, that are “furnished” rather than filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
The Registrant’s restated bylaws generally provide that the corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as a director of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law. This indemnification includes, but is not limited to, indemnification of any such person (other than a party plaintiff suing on his or her behalf or in the right of the corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
The Registrant’s restated bylaws further generally provide that the corporation may indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as an officer, employee or agent of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law or to such lesser extent as the corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding. The Registrant’s restated bylaws provide that such indemnification shall be mandatory.
Section 351.355(5) of the GBCL provides that, expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section. The Registrant’s restated bylaws provide that expenses incurred by a director, officer or employee of the Registrant in defending a pending or threatened civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, and expenses incurred by a person who is or was an agent of the Registrant in defending such a pending or threatened action may be paid by the Registrant in advance of the final disposition of such action as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of such person to repay such amount, without interest, if it shall ultimately be finally determined that he or she is not entitled to be indemnified by the Registrant pursuant to the restated articles.
Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
     The Registrant’s restated articles of incorporation and restated bylaws provide that the liability of the Registrant’s directors to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by the GBCL. Any change to the Registrant’s articles of incorporation affecting this limitation on liability shall not apply to actions taken or omissions made prior to such change.
     In addition, the Registrant expects to enter into indemnification contracts with its directors. Pursuant to those agreements, the Registrant expects to agree to indemnify the directors to the full extent authorized or permitted by the GBCL. The Registrant expects the agreements to provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.
     Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.
     The Registrant also has directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation.
     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, the restated bylaws and any pertinent agreements.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (s. 239.11 of this chapter) or Form S-3 (s. 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB(s. 229.1100(c)).
       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 23, 2005.

BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter A. Edison
Peter A. Edison
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter A. Edison Peter A. Edison	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	September 23, 2005

/s/ Lawrence L. Spanley Lawrence L. Spanley	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 23, 2005

/s/ Andrew N. Baur* Andrew N. Baur	Director	September 23, 2005

/s/ Michele A. Bergerac* Michele A. Bergerac	Director	September 23, 2005

/s/ Timothy F. Finley* Timothy F. Finley	Director	September 23, 2005

/s/ Harry E. Rich* Harry E. Rich	Director	September 23, 2005

/s/ Scott C. Schnuck* Scott C. Schnuck	Director	September 23, 2005

*By:	/s/ Peter A. Edison

Peter A. Edison
Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.1	Debenture Purchase Agreement dated April 4, 2002 by and among the Company and the persons on the attached signature pages (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed April 16, 2002).

4.2	Convertible Debenture Exchange Agreement dated January 2, 2004 by and among the Company and the selling shareholders (incorporated by reference to Exhibit 4.1.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.3	Form of Subordinated Convertible Debenture dated January 2004 (included as Exhibit A to Exhibit 4.2).

4.4	Second Registration Rights Agreement dated January 2, 2004 by and among the Company and the selling shareholders (incorporated by reference to Exhibit 4.2.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.5	Letter to Ryan Beck & Co., Inc. and BB&T Capital Markets, as representatives of the underwriters, relating to restrictions on transferability of common stock underlying convertible debentures, executed by all holders of subordinated convertible debentures (incorporated by reference to Exhibit 4.2.2 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.6	Representatives’ Warrant Agreement, dated February 10, 2004 by and among the Company, Ryan Beck & Co., Inc. and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.7	Amended and Restated Intercreditor and Subordination Agreement dated January 2, 2004 by and among Fleet Retail Group, Inc. (f/k/a Fleet Retail Finance, Inc.), the selling shareholder s and the Company (incorporated by reference to Exhibit 4.4 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed January 8, 2004).

4.8	Letter to Ryan Beck & Co., Inc. and BB&T Capital Markets, as representatives of the underwriters, relating to restrictions on transferability of common stock, executed by all directors, officers and shareholders prior to the initial public offering (incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.9	Form of common stock certificate (incorporated by reference to Exhibit 4.6 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.10	Warrants issued by the Company to representatives of the underwriters, or their designees (incorporated by reference to Exhibit 4.7 of the Company’s Annual Report on Form 10-K filed April 2, 2004 (File No. 000-50563)).

4.11	Purchase Agreement dated March 31, 2005 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 13, 2005 (File No. 000-50563)).

4.12	Registration Rights Agreement dated April 8, 2005 by and among the Company, the Investors named therein and Ryan Beck & Co., Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 13, 2005 (File No. 000-50563)).

4.13	Warrants issued by the Company to Investors on April 8, 2005 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on April 13, 2005 (File No. 000-50563)).

4.14	Warrants issued by the Company to Ryan Beck & Co., Inc. or its designees on April 8, 2005 (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on April 13, 2005 (File No. 000-50563)).

4.15	Letter relating to transferability of common stock executed in April 2005 (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed on April 13, 2005 (File No. 000-50563)).

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan (incorporated by reference to the Company’s 2005 Proxy Statement, Appendix A, filed on April 27, 2005 (File No. 000-50563)).